NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 25, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 11, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization bewteen Ionic Inflation Protection ETF, a series of Tidal ETF Trust, and American Beacon Ionic Inflation Protection ETF, a series of American Beacon Select Funds, became effective after the close on April 11, 2025. Each share of Ionic Inflation Protection ETF was converted into Shares of American Beacon Ionic Inflation Protection ETF, a newly created series of American Beacon Select Funds, equal in number and aggregate net asset value. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the Ionic Inflation Protection ETF (CPII old) and does not affect the continued listing on NYSE Arca of the American Beacon Ionic Inflation Protection ETF (CPII new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 14, 2025.